EXHIBIT 5



                                December 24, 2003

Old Line Bancshares, Inc.
2995 Crain Highway
Waldorf, Maryland 20601


        Re:     Old  Line  Bancshares,   Inc.  Incentive  Stock  Option  Plan  -
                Registration Statement on Form S-8 for 75,000 Shares of Common Stock

Ladies and Gentlemen:


         We have acted as special counsel for Old Line Bancshares, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended, on Form S-8 of 75,000 shares of the Company's Common Stock, $0.01 par value (the "Shares"), to be issued under the Old Line Bancshares, Inc. 2001 Incentive Stock Option Plan, as amended (the "Option Plan"). As such counsel, we have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion.

         Based on the foregoing, it is our opinion that the Shares reserved for issuance under the Option Plan have been duly and validly authorized and upon the issuance and delivery of the Shares in the manner and for the consideration described under such Plan, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement on Form S-8. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                            Very truly yours,
                                            /s/ Ober, Kaler, Grimes & Shriver
                                            OBER, KALER, GRIMES & SHRIVER